Exhibit (a)(5)(B)

Centerview Partners LLC 31 West 52nd Street New York, NY 10019

September 8, 2024

The Special Committee of the Board of Directors
Squarespace, Inc.
225 Varick Street, 12th Floor
New York, New York 10014

The Special Committee of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders (other than (a) General Atlantic L.P., its investment fund Affiliates (as defined in the Agreement, as defined below) and its portfolio companies majority owned by such investment fund Affiliates, (b) Accel Management Co. Inc. (“Accel”), its investment fund Affiliates and its portfolio companies majority owned by such investment fund Affiliates, (c) Permira Advisers LLC (“Sponsor”), its investment fund Affiliates and its portfolio companies majority owned by such investment fund Affiliates, (d) the members of the Board of Directors of Squarespace, Inc., a Delaware corporation (the “Company”), (e) any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder and (f) Anthony Casalena and his controlled Affiliates, such holders, the “Unaffiliated Company Stockholders”) of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”) (other than Excluded Shares, as defined below), of the Company, of the $46.50 per Share in cash, without interest, proposed to be paid to such Unaffiliated Company Stockholders pursuant to the Amended and Restated Agreement and Plan of Merger proposed to be entered into (the “Agreement”) by and among Spaceship Purchaser, Inc., a Delaware corporation (“Parent”), Spaceship Group MergerCo, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Agreement provides (i) for Merger Sub to commence a tender offer to purchase all of the Shares (the “Tender Offer”) at a price of $46.50 per Share, net to the seller in cash without interest, for each Share accepted and (ii) that, following the completion of the Tender Offer, Merger Sub will be merged with and into the Company (the “Merger” and, collectively with the Tender Offer and the other transactions contemplated by the Agreement, the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of Parent and each issued and outstanding Share immediately prior to the effective time of the Merger (other than (i) the Shares held by the Company and its subsidiaries, (ii) the Shares owned by Parent or Merger Sub, (iii) the Shares owned (1) by the Anthony Casalena 2019 Family Trust (“AC 2019 Family Trust”), the Anthony Casalena Revocable Trust (“AC Revocable Trust”), the Casalena Foundation (“Foundation”), General Atlantic (SQRS II), L.P., Accel Leaders 3 L.P., Accel Leaders 3 Entrepreneurs L.P. and Accel Leaders 3 Investors (2020) L.P. (the

31 WEST 52ND STREET, 22ND FLOOR, NEW YORK, NY 10019

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The Special Committee of the Board of Directors
Squarespace, Inc.
September 8, 2024

“Rollover Stockholders”) that such Rollover Stockholders have agreed to contribute to an entity that indirectly owns 100% of the equity interest of Parent pursuant to those certain Tender and Support Agreements entered into in connection with the Transaction (the Shares referred to in this clause (iii)(1), the “Rollover Shares”) and (2) by Anthony Casalena (“Casalena”), the AC 2019 Family Trust, the AC Revocable Trust or the Foundation or any of their respective controlled affiliates, less and excluding the Rollover Shares, that are sold in connection with closing of the Transaction to a limited partnership that indirectly owns 100% of the equity interests of Parent, (iv) the Shares owned by any direct or indirect wholly owned subsidiary of Parent or Merger Sub as of immediately prior to the Merger, (v) the Shares irrevocably accepted for purchase by Merger Sub in the Tender Offer (the Shares referred to in clauses (i) through (v), the “Owned Company Shares”) and (vi) any Shares that are issued and outstanding as of immediately prior to the Merger (other than the Owned Company Shares) and held by holders of any Shares that are entitled to appraisal rights under the General Corporation Law of the State of Delaware (the “DGCL”) and that shall have properly and validly exercised their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL (the Shares referred to in clauses (i) through (vi), together with any Shares held by any affiliate of the Company or Parent, the “Excluded Shares”)) will be converted into the right to receive $46.50 per Share in cash, without interest (the $46.50 per Share consideration to be paid in the Tender Offer and the Merger, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which was paid upon the rendering of our prior opinion dated May 12, 2024, and a substantial portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities.  In the past two years, except for our current engagement, we have not been engaged to provide financial advisory or other services to the Company, and we have received compensation from the Company during such period.  In the past two years, we have not been engaged to provide financial advisory or other services to Accel, a significant stockholder of the Company, and we have not received any compensation from Accel during such period. Our UK affiliate, Centerview Partners UK LLP, is currently engaged to provide financial advisory services unrelated to the Company to a company in which funds affiliated with General Atlantic Service Company, L.P. (“General Atlantic”) a significant stockholder of the Company, hold a minority equity interest, and Centerview Partners UK LLP has received compensation, and in the future may receive additional compensation, from such company for such services.  In 2023, we were engaged to provide financial advisory services to OneOncology, Inc. (“OneOncology”), a portfolio company of General Atlantic,

The Special Committee of the Board of Directors
Squarespace, Inc.
September 8, 2024

in connection with its sale to certain private investment firms, and we received compensation from OneOncology for such services.  In 2023, we were engaged to provide financial advisory services to Oak Street Health, Inc. (“Oak Street”) in connection with its sale to CVS Health Corporation, at which time affiliates of General Atlantic held an approximately 25% interest of Oak Street, and we received compensation from Oak Street for such services. In 2022, we were engaged to provide financial advisory services unrelated to the Company to a portfolio company of General Atlantic, and we received compensation from such portfolio company for such services.  In the past two years, we have not been engaged to provide financial advisory or other services to Parent or Merger Sub, and we have not received any compensation from Parent during such period. In the past two years, we have not been engaged to provide financial advisory or other services to Sponsor, the sponsor of Parent, and we have not received any compensation from Sponsor during such period. A separate Centerview team is currently engaged to provide financial advisory services unrelated to the Company to an affiliate of Abu Dhabi Investment Authority (“ADIA”), a co-investor with Sponsor, and we have received compensation from such affiliate and expect to receive additional compensation in the future. We may provide financial advisory and other services to or with respect to the Company, Accel, General Atlantic, Sponsor, Parent or ADIA or their respective affiliates, including portfolio companies of Accel, General Atlantic, Sponsor or ADIA in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Accel, General Atlantic, Sponsor, Parent or ADIA or any of their respective affiliates including portfolio companies of Accel, General Atlantic, Sponsor or ADIA or any other party that may be involved in the Transaction.

In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated September 8, 2024 (the “Draft Agreement”); (ii) Annual Reports on Form 10-K of the Company for the years ended December 31, 2023, December 31, 2022 and December 31, 2021; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain publicly available research analyst reports for the Company; (v) certain other communications from the Company to its stockholders; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Forecasts”) (collectively, the “Internal Data”). We have participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data

The Special Committee of the Board of Directors
Squarespace, Inc.
September 8, 2024

with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Internal Data (including, without limitation, the Forecasts) has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at your direction, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the Unaffiliated Company Stockholders (other than with respect to any Excluded Shares) of the Consideration to be paid to such Unaffiliated Company Stockholders pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement

The Special Committee of the Board of Directors
Squarespace, Inc.
September 8, 2024

or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the Unaffiliated Company Stockholders pursuant to the Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of the Company as to whether or not such holder should tender Shares in connection with the Tender Offer, or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of Special Committee of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the Unaffiliated Company Stockholders (other than with respect to any Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such Unaffiliated Company Stockholders.

Very truly yours,

/s/ Centerview Partners LLC

CENTERVIEW PARTNERS LLC